Exhibit 11.1

Statement of Computation of Per Share Earnings

                                                 For nine months ended March 31,

                                                         2003            2002

BASIC:
Average shares outstanding                             52,121,619     48,636,028

Net income (loss) applicable
                to Common Shares                       (1,778,300)       907,351
                                                      -----------    -----------
Per share amount                                           (0.034)         0.019
                                                      ===========    ===========


FULLY DILUTED:
Average shares outstanding
                disregarding dilutive outstanding
                stock options and warrants
                and conversion of debentures
                for each year                          52,121,619     48,636,028

Dilutive stock options and
                warrants, based on the treasury
                stock method using the average
                market price                            1,768,708      2,249,495

Floating convertible debenture                          1,500,000      1,500,000

                                                      -----------    -----------
Shares outstanding                                     55,390,327     52,385,523
                                                      ===========    ===========

Net income (loss)                                      (1,778,300)       907,351

Interest on Floating Convertible Debenture,
                net of taxes                              151,007        168,455

Net income (loss) for fully diluted                          --             --
   calculation                                         (1,627,293)     1,075,806
                                                      ===========    ===========

Per share amount                                           (0.030)         0.021
                                                      ===========    ===========

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